CLECO CORPORATION
CLECO POWER	EXHIBIT 95

MINE SAFETY DISCLOSURES

Cleco Power does not have control over the day-to-day operations, including safety, of either the Dolet Hills mine or the Oxbow mine.  Pursuant to a mining joint operating agreement governing the mines, Cleco Power and SWEPCO each have two representatives on a four member executive committee.  The main purpose of the executive committee is to enhance communication among the mine operator, Cleco Power, and SWEPCO.  The executive committee's duties include:  reviewing the status of the mine; providing policy recommendations concerning basic planning, land acquisition, geological and engineering activities; recommending economic limits and personnel requirements; reviewing mining and lignite delivery issues; and reviewing the financial information and operational records of DHLC.
Under Section 1503 of the Dodd-Frank Act, public reporting companies that meet the definition of an “operator” of a mine under the Federal Mine Safety and Health Act of 1977 (Mine Act) as administered by the Mine Safety and Health Administration (MSHA) are required to report notices of violations and proposed assessments of violations of MSHA regulations promulgated in support of the Mine Act.  The MSHA defines an operator as any owner, lessee, or other person who operates, controls, or supervises a coal or other mine or any independent contractor performing services or construction at such mine.  Cleco Power might meet the definition of an “operator” under the MSHA through its two representatives on the executive committee.  Therefore, Cleco Power has chosen to include the disclosures required by Section 1503 of the Dodd-Frank Act.  During the second quarter of 2014, DHLC was issued two safety citations by MSHA. Both of the violations were non-significant and substantial and are not subject to MSHA's reporting requirements. There were no violations classified as significant and substantial during the same period. Two citations received in the first quarter of 2014 were assessed by MSHA in the second quarter of 2014 and the amount paid by DHLC was immaterial. The MSHA definition of control is not the same as the definition of control pursuant to accounting pronouncements relating to consolidation and equity method investments.  Management has determined that its relationship with DHLC does not meet the definition of control under accounting pronouncements; therefore, Cleco Power has not included any financial information about DHLC in its periodic reports.